Exhibit 99.1        Press Release dated October 23, 2014

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES THIRD QUARTER RESULTS

Pleasanton, CA - Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD) today announced its third quarter 2014 results.

Results of Operations for the Three Months Ended September 30, 2014, Compared with the Three Months Ended September 30, 2013

Overview

Net sales increased 7.0% to $209.3 million for the third quarter of 2014 from $195.6 million for the third quarter of 2013. The Company had net income of $20.6 million for the third quarter of 2014 compared to $20.0 million for the third quarter of 2013. Diluted net income per common share was $0.42 for the third quarter of 2014 compared to $0.41 per common share for the third quarter of 2013.

Net sales

In the third quarter of 2014, the Company's net sales increased in the North America segment and were up slightly in the Europe segment. North America net sales benefited from an improvement in economic activity in the region.

•	Segment net sales:

◦
North America – Net sales increased 8.8% in the third quarter of 2014 compared to the third quarter of 2013, primarily due to increased sales volumes, partly offset by the effects of foreign currency translation.

◦
Europe – Net sales increased 2.2% in the third quarter of 2014 compared to the third quarter of 2013, mostly due to the effects of foreign currency translations and increased sales volumes, partly offset by slightly lower average selling prices. Net sales in some regions of the segment are trending down from prior quarters due to weakening economic conditions in the region.

•	Consolidated net sales channels and product groups:

◦
Net sales to contractor distributors, dealer distributors, home centers and lumber dealers increased in the third quarter of 2014, compared to the third quarter of 2013 due to increased home construction activity.

◦
Wood construction product net sales, including connectors, truss plates, fastening systems, fasteners and shearwalls, represented 84% of total Company net sales in the third quarter of both 2014 and 2013.

◦
Concrete construction product sales, including adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 16% of total Company net sales in the third quarter of both 2014 and 2013.

Gross profit

Gross profit increased to $95.6 million in the third quarter of 2014 from $89.9 million in the third quarter of 2013. Gross profit as a percentage of net sales decreased from 46.0% in the third quarter of 2013 to 45.6% in the third quarter of 2014.

•
North America – Gross profit margin decreased from 47.9% in the third quarter of 2013 to 47.3% in the third quarter of 2014, primarily as a result of increases in factory overhead as a percentage of sales caused by increased costs on flat production volumes.

•
Europe – Gross profit margin decreased from 40.6% in the third quarter of 2013 to 39.7% in the third quarter of 2014, as a result of increases in warehousing costs, factory overhead, on decreased production volumes, and in labor costs each as a percentage of sales.

•
Product mix – The gross profit margin differential between wood construction products and concrete construction products, which have lower gross profit margins, was 12% and 13% in the third quarter of 2014 and 2013, respectively.

Research and development and engineering expense

Research and development and engineering expense increased 5.3% to $9.7 million in the third quarter of 2014 from $9.2 million in the third quarter of 2013, primarily due to increases of $1.1 million in personnel costs and $0.2 million in cash profit sharing, partly offset by decreases of $0.8 million in professional fees and $0.2 million in depreciation expense.

•
North America – Research and development and engineering expense increased $0.6 million, primarily due to increases of $1.3 million in personnel costs, which was mostly due to a reduction of capitalized personnel costs related to software development, and $0.2 million in cash profit sharing, partly offset by decreases of $0.8 million in professional fees and $0.3 million in depreciation expense.

Selling expense

Selling expense increased 14.4% to $23.6 million in the third quarter of 2014 from $20.6 million in the third quarter of 2013, primarily due to increases of $1.0 million in personnel costs, $0.7 million in professional fees, $0.6 million in cash profit sharing and commissions and $0.6 million in advertising and promotional costs.

•
North America – Selling expense increased $2.9 million, primarily due to increases of $0.9 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2014, $0.7 million in professional fees, $0.6 million in cash profit sharing and commissions and $0.6 million in advertising and promotions.

General and administrative expense

General and administrative expense increased 3.6% to $29.6 million in the third quarter of 2014 from $28.5 million in the third quarter of 2013, primarily due to increases of $1.1 million in unrealized foreign currency losses, $0.6 million in amortization expense, $0.3 million in depreciation expense and $0.2 million in personnel costs, partly offset by decreases of $0.7 million in professional fees and $0.4 million in bad debt expense as well as a $0.4 million gain resulting from a reduction of a contingent liability related to the Bierbach acquisition in 2013.

•
North America – General and administrative expense increased $0.8 million, primarily due to increases of $0.6 million in amortization expense, $0.3 million in depreciation expense and $0.3 million in personnel expense, partly offset by decreases of $0.5 million in professional fees and $0.2 million in bad debt expense.

•
Europe – General and administrative expense increased by $0.5 million, primarily due to increases of $1.3 million in unrealized foreign currency losses, partly offset by a $0.4 million gain resulting from a reduction of a contingent liability related to the Bierbach acquisition in 2013, as well as decreases of $0.3 million in professional fees and $0.2 million in bad debt expense.

Impairment of goodwill

In the third quarter of 2014, the Company recorded a $0.5 million impairment associated with Bierbach goodwill acquired in Germany in November 2013, and as a result, the goodwill of the Germany reporting unit was fully impaired. The impairment resulted from a reduction in expected future sales from former Bierbach customers.

Income taxes

The effective income tax rate in the third quarter of 2014 was 36.0% as compared to 35.2% in the third quarter of 2013.

Results of Operations for the Nine Months Ended September 30, 2014, Compared with the Nine Months Ended September 30, 2013

Overview

Net sales increased 7.4% to $585.5 million in the first nine months of 2014 from $545.2 million in the first nine months of 2013. The Company had net income of $53.2 million in the first nine months of 2014 compared to $43.3 million in the first nine months of 2013. Diluted net income per common share was $1.08 in the first nine months of 2014 compared to $0.89 per common share in the first nine months of 2013.

Net sales

In the first nine months of 2014, the Company's net sales increased in the North America, Europe and Asia/Pacific segments, with North America reporting the largest increase in dollars, primarily due to increased sales volumes as a result of an improvement in economic activity in the region.

•	Segment net sales:

◦
North America – Net sales increased 7.1% in the first nine months of 2014, compared to the first nine months of 2013, primarily due to increased sales volumes, partly offset by slightly lower average selling prices and the effects of foreign currency translation.

◦
Europe – Net sales increased 8.3% in the first nine months of 2014 compared to the first nine months of 2013, mostly due to increased sales volumes and the effects of foreign currency translations, partly offset by slightly lower average selling prices. However, sales growth has trended lower in the most recent two quarters of 2014, consistent with declining economic activity in the region.

•	Consolidated net sales channels and product groups:

◦	Net sales to contractor distributors, dealer distributors and lumber dealers increased in the first nine months of 2014, compared to the first nine months of 2013.

◦	Wood construction product net sales represented 85% of total Company net sales in the first nine months of both 2014 and 2013.

◦	Concrete construction product net sales represented 15% of total Company net sales in the first nine months of both 2014 and 2013.

Gross profit

Gross profit increased 10.4% in the first nine months of 2014 to $269.2 million from $243.8 million in the first nine months of 2013. Gross profit as a percentage of net sales increased to 46.0% in the first nine months of 2014 from 44.7% in the first nine months of 2013. Based on current information, the Company estimates that its full year 2014 gross profit margin will be between 45% and 46%.

•
North America – Gross profit margin increased to 48.0% in the first nine months of 2014 from 46.9% in the first nine months of 2013, as a result of decreases as a percentage of sales in all elements of costs, with the largest decreases as a percentage of sales in material and in factory overhead elements (caused by increased volumes). In the first nine months of 2014, the gross profit margin was affected by an atypical non-recurring $3.0 million pension charge that resulted from the Company's withdrawal from a multi-employer union-based defined-benefit pension plan, partly offset by an atypical non-recurring $2.5 million correction to workers' compensation expense in states where the Company is not self-insured.

•
Europe – Gross profit margin increased to 38.8% in the first nine months of 2014 from 37.4% in the first nine months of 2013, as a result of decreases as a percentage of sales in factory overhead (caused by increased volumes), shipping and warehouse costs and material costs.

•
Product mix – The gross profit margin differential between wood construction products and concrete construction products, which have lower gross profit margins, was 13% and 12% in the first nine months of 2014 and 2013, respectively. This negatively affected gross margins in North America, with concrete construction products representing 13% of North America net sales in the first nine months of both 2014 and 2013, and in Europe, with concrete construction products at 20% and 19% of Europe net sales in the first nine months of 2014 and 2013, respectively.

•	Steel prices – The Company expects the market price for steel to remain flat for the remainder of 2014.

Research and development and engineering expense

Research and development and engineering expense increased 9.2% to $29.5 million in the first nine months of 2014 from $27.0 million in the first nine months of 2013, primarily due to increases of $1.1 million in personnel costs related to the addition of staff in support of product and software development and pay rate increases instituted in January 2014, $0.9 million in cash profit sharing and $0.4 million in professional fees. Software development costs of $1.8 million were capitalized in the first nine months of 2014 compared to $1.6 million in software development costs capitalized in the first nine months of 2013.

•	North America – Research and development and engineering expense increased $2.1 million, primarily due to increases of $1.1 million in personnel costs and $0.8 million in cash profit sharing.

•	Europe – Research and development and engineering expense increased $0.3 million, primarily due to an increase in professional fees.

Selling expense

Selling expense increased 9.4% to $69.6 million in the first nine months of 2014 from $63.7 million in the first nine months of 2013, primarily due to increases of $2.3 million in personnel costs, $2.0 million in professional fees, $1.1 million in cash profit sharing and commissions and $0.6 million in advertising and promotional costs.

•
North America – Selling expense increased $5.2 million, primarily due to increases of $1.9 million in personnel costs related to the addition of staff in support of product and software development and pay rate increases instituted in January 2014, $1.8 million in professional fees, $0.7 million in advertising and promotional costs and $0.7 million in cash profit sharing and commissions.

•	Europe – Selling expense increased $0.6 million, primarily due to increases of $0.4 million in personnel costs and $0.2 million in cash profit sharing and commissions.

General and administrative expense

General and administrative expense increased 3.7% to $86.0 million in the first nine months of 2014 from $82.9 million in the first nine months of 2013, primarily due to increases of $2.5 million in cash profit sharing, $1.5 million in personnel costs, $0.7 million in depreciation expense, $0.4 million in unrealized foreign currency losses and $0.3 million in amortization expense, partly offset by a $1.0 million impairment of fixed assets in the first nine months of 2013 (compared to no impairment of fixed assets in the first nine months of 2014), a $0.4 million gain resulting from a reduction in a contingent liability related to the Bierbach acquisition (compared to no gain recorded in the first nine months in 2013), and decreases of $0.4 million in bad debt expense and $0.3 million in professional fees.

•
North America – General and administrative expense increased $4.5 million, primarily due to increases of $1.6 million in cash profit sharing, $1.1 million in personnel costs related to the addition of administrative and information technology staff and pay rate increases instituted in January 2014, $0.9 million in depreciation expense and $0.3 million in unrealized foreign currency losses.

•
Europe – General and administrative expense decreased by $1.1 million, primarily due to $1.0 million in impairment of fixed assets in 2013, a $0.4 million gain resulting from a reduction of a contingent liability related to the Bierbach acquisition and a decrease of $0.6 million in professional fees, partly offset by increases of $0.7 million in unrealized foreign currency losses and $0.4 million in personnel costs.

Income taxes

The effective income tax rate for the first nine months of 2014 was 36.7% as compared to 37.8% for the first nine months of 2013. The decrease in the effective income tax rate was primarily due to reduced operating losses in the first nine months of 2014 in the Europe and Asia/Pacific segments for which no tax benefit was recorded. Based on current information and subject to future events and circumstances, the Company estimates that its 2014 effective tax rate will be between 37% and 39%.

Additional information

At its meeting on October 20, 2014, the Company’s Board of Directors declared a cash dividend of $0.14 per share. The record date for the dividend will be January 8, 2015, and it will be paid on January 29, 2015. The Board of Directors also scheduled the Company’s 2015 annual meeting of stockholders for Tuesday, April 21, 2015.

During the third quarter, the Company purchased 95,000 shares of its Common Stock, at an average price of $31.37 per share. The total spent was approximately $3.0 million and was part of the $50.0 million that the Company’s Board of Directors authorized in February 2014 for repurchases of Common Stock.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, October 24, 2014, at 6:00 am Pacific Time. To participate, callers may dial 866-952-1906. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties, such as statements above regarding steel prices and estimating the full year 2014 gross profit margin, the 2014 effective tax rate and the net sales trends in the Europe segment. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this document. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company's results of operations (unaudited) for the three and nine months ended September 30, 2014 and 2013, were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands, except per share data)	2014	2013	2014	2013
Net sales	$209,320	$195,619	$585,518	$545,248
Cost of sales	113,767	105,724	316,285	301,461
Gross profit	95,553	89,895	269,233	243,787
Research and development and engineering expenses	9,711	9,226	29,505	27,018
Selling expenses	23,592	20,630	69,623	63,654
General and administrative expenses	29,557	28,523	85,993	82,906
Impairment of goodwill	492	—	492	—
Loss (gain) on disposal of assets	(17)	631	(336)	634
Income from operations	32,218	30,885	83,956	69,575
Interest (expense) income, net	(27)	(9)	44	32
Income before taxes	32,191	30,876	84,000	69,607
Provision for income taxes	11,577	10,870	30,849	26,304
Net income	$20,614	$20,006	$53,151	$43,303
Earnings per common share:
Basic	$0.42	$0.41	$1.09	$0.89
Diluted	$0.42	$0.41	$1.08	$0.89
Weighted average shares outstanding:
Basic	49,010	48,377	48,972	48,482
Diluted	49,227	48,551	49,172	48,603
Other data:
Depreciation and amortization	$7,320	$6,853	$22,105	$21,631
Pre-tax impairments	492	—	492	1,025
Pre-tax equity-based compensation expense	3,306	3,105	9,508	9,106

Cash dividend declared per common share	$0.140	$0.125	$0.405	$0.250

The Company's financial position (unaudited) as of September 30, 2014 and 2013, and December 31, 2013, was as follows:

	September 30,		December 31,
(Amounts in thousands)	2014	2013	2013
Cash and short-term investments	$258,238	$215,764	$251,208
Trade accounts receivable, net	127,495	118,895	90,017
Inventories	198,420	187,255	197,728
Other current assets	26,126	24,849	29,153
Total current assets	610,279	546,763	568,106
Property, plant and equipment, net	206,134	209,641	209,533
Goodwill	125,228	130,270	129,218
Other noncurrent assets	40,202	47,502	46,756
Total assets	$981,843	$934,176	$953,613
Trade accounts payable	$24,729	$33,450	$34,933
Notes payable and lines of credit	38	956	103
Other current liabilities	79,729	69,507	68,169
Total current liabilities	104,496	103,913	103,205
Other long-term liabilities	13,224	7,803	9,129
Stockholders' equity	864,123	822,460	841,279
Total liabilities and stockholders' equity	$981,843	$934,176	$953,613

Additional financial data of the Company (unaudited) for the three and nine months ended September 30, 2014 and 2013, were as follows:

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(Amounts in thousands)	2014	2013	change	2014	2013	change
Net Sales by Reporting Segment
North America	$171,064	$157,278	9%	$476,546	$444,772	7%
Europe	34,609	33,866	2%	97,297	89,855	8%
Asia/Pacific	3,647	4,475	(19)%	11,675	10,621	10%
Total	$209,320	$195,619	7%	$585,518	$545,248	7%
Net Sales by Product Group*
Wood Construction	$175,522	$164,091	7%	$496,564	$462,751	7%
Concrete Construction	33,704	31,488	7%	88,735	82,323	8%
Other	94	40	N/M	219	174	N/M
Total	$209,320	$195,619	7%	$585,518	$545,248	7%
Gross Profit by Reporting Segment
North America	$80,906	$75,369	7%	$228,895	$208,497	10%
Europe	13,757	13,733	—%	37,729	33,591	12%
Asia/Pacific	931	863	8%	2,537	2,190	16%
Administrative and all other	(41)	(70)	N/M	72	(491)	N/M
Total	$95,553	$89,895	6%	$269,233	$243,787	10%
Income (Loss) from Operations
North America	$29,914	$28,659	4%	$82,598	$73,582	12%
Europe	3,447	3,682	(6)%	6,283	1,742	N/M
Asia/Pacific	(148)	(649)	77%	(1,783)	(1,878)	5%
Administrative and all other	(995)	(807)	N/M	(3,142)	(3,871)	N/M
Total	$32,218	$30,885	4%	$83,956	$69,575	21%

*	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."
For further information, contact Tom Fitzmyers at (925) 560-9030.